Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Apexigen, Inc. of our report dated April 8, 2022, relating to the financial statements of Apexigen, Inc. as of December 31, 2021 and 2020, and for the years then ended (and expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), included in the current report on Form 8-K of Apexigen, Inc. dated August 4, 2022, as amended on August 18, 2022.

/s/ Moss Adams LLP

San Francisco, California

October 6, 2022